Exhibit 3.20

CERTIFICATE OF FORMATION

OF

DCT 230 JOHNSON ROAD LLC

1.	The name of the limited liability company (the “LLC”) is DCT 230 Johnson Road LLC.

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, State of Delaware, County of New Castle, 19808. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 20th day of March, 2013.

By:	/s/ Marilyn Cartwright
Name:	Marilyn Cartwright
Authorized Person